STAFFING AND RESOURCE AGREEMENT
THIS STAFFING AND RESOURCE AGREEMENT (the “Agreement”) is made this 18 day of November, 2025, by and between MOUNT LOGAN CAPITAL INC., a Delaware corporation, (“MLC”), and BC PARTNERS ADVISORS L.P., a Delaware limited partnership, (“BC Partners” and, together with MLC, the “Parties”).
WHEREAS, BC Partners (i) employs certain personnel who have knowledge and expertise and (ii) otherwise has certain resources that, in each case, may assist MLC in conducting its operations and executing on its business strategy; and
WHEREAS, MLC, on its own behalf and on behalf of its present and future subsidiaries (excluding Ability Insurance Company and its insurance affiliates, collectively “Ability”) desires to engage BC Partners to provide the Staffing and Other Resources (as defined below), and BC Partners is willing to make available certain Staffing and Other Resources to MLC and its subsidiaries (excluding Ability); and
WHEREAS, the Parties desire to memorialize the terms under which such Staffing and Other Resources shall provided.
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:
1.    Nature of Staffing and Other Resources
1.1.    Appointment; No Direct Headcount. MLC, on behalf of itself and its present and future subsidiaries (including for the avoidance of doubt Mount Logan Management LLC (“MLM”), but excluding Ability), hereby engages BC Partners to make available certain personnel and resources (the “Staffing and Other Resources”) to perform the functions described in this Section 1. MLM will maintain no direct headcount and will discharge its obligations as an investment adviser through the Staffing and Other Resources provided under this Agreement and/or through other arrangements with BC Partners, as may be in effect from time to time.
1.2.    Regulatory Status. BC Partners represents that it is, and during the term of this Agreement will remain, an investment adviser registered with the U.S. Securities and Exchange Commission (or will promptly notify MLC in writing of any change in such status). Personnel providing services shall act in compliance with applicable law (including the Investment Advisers Act of 1940, as amended and, as relevant, applicable insurance statutes and regulations).
1.3.    Scope: Front Office (Origination, Investment, Monitoring). BC Partners will provide investment facing professionals to support MLM’s advisory business, which primary activities will include: (i) sourcing and originating new investment opportunities within the mandate of MLM’s managed vehicles mandates, and screening, underwriting, executing and monitoring new and existing investments; (ii) trade execution and order management; (iii) portfolio construction, rebalancing and asset allocation; (iv) continuous credit surveillance and covenant monitoring; (v) valuation preparation, support and review; (vi) counterparty, liquidity, leverage and market risk management; and (vii) preparation for and participation in investment and credit committee processes and board reporting as it pertains to MLM and its advised vehicles.
1.4.    Policies, Supervision and Information Barriers. Personnel made available by BC Partners will comply with policies and procedures applicable to MLC and MLM personnel and, where appropriate, BC Partners’ own compliance program (including code of ethics, material non-public information controls, personal trading, Regulation S-P / ID, information barriers and cybersecurity). BC Partners may continue to oversee and supervise its personnel to (i) assure compliance with BC Partners’ compliance program, (ii) assure compliance with regulations applicable to BC Partners, and (iii) protect the interests of BC Partners and its affiliates, in each case in a manner consistent with MLC and MLM policy requirements and applicable law. MLC and BC Partners will cooperate in developing and enforcing reasonable cross-firm procedures to ensure services are provided lawfully and free of material conflicts.
1.5.    Personnel. MLC and BC Partners will reasonably agree from time to time on (i) the roster and seniority mix of personnel assigned, (ii) any “key person” designations, and (iii) service levels (including turnaround times for critical deliverables such as monthly closes, compliance certifications, lender reporting and insurance statutory packages). Either Party may request adjustments with reasonable advance notice (it being acknowledged and agreed that BC Partners will not unreasonably withhold resources necessary to meet regulatory or lender/insurer deadlines).
1.6.    Reporting and Meetings. At MLC’s reasonable request, BC Partners will provide periodic management information updates or reporting packages addressing portfolio risk, performance, compliance tests, leverage facility status, cash / treasury, reconciliations, valuation summaries and open audit / compliance items, and will attend (virtually or in person) Board of Director and Board of Director committee meetings as reasonably required.
2.    Term and Termination
This Agreement shall have an initial term of one (1) year (the “Initial Term”), which shall automatically renew for continuous one-year terms (the first renewal term, being the “Initial Renewal Term”) unless this Agreement is otherwise terminated in accordance with this Section 2. BC Partners or MLC may terminate this Agreement at any time upon sixty (60) days’ prior written notice to the other Party; provided that either Party may immediately terminate this Agreement by written notice to the other Party to the extent that Disabling Conduct has occurred with respect to the non-terminating Party (subject to any cure periods provided in the definition of Disabling Conduct).

“Disabling Conduct” means (i) a Party has been determined by a court of competent jurisdiction to have committed acts or omissions that constitute a criminal act, fraud or willful misconduct, (ii) a Party pleads guilty or otherwise admits in any court or regulatory proceeding to having committed acts or omissions that constitute a criminal act, fraud or willful misconduct or (iii) a Party material breaches of any provision of this Agreement that is not cured (if curable) within thirty (30) days following written notice by the other Party.
Notwithstanding anything to the contrary in this Agreement, Sections 6, 7, 9 and 11-14 shall survive the termination or expiration of this Agreement. The provisions of Section 4 shall survive with respect to any compensation due and payable prior to termination or expiration of this Agreement.
3.    Status of Personnel
For all purposes (except as may otherwise be expressly provided by one or more separate agreements), including for purposes of determining appropriate compensation and benefits (which shall be the responsibility of BC Partners), persons made available by BC Partners in connection with the Staffing and Other Resources shall not be deemed to be employees of MLC or any of its subsidiaries for legal, accounting, tax or any other purpose.
For the avoidance of doubt, nothing in this Agreement shall be interpreted as altering the duties or responsibilities of any person made available by BC Partners in connection with the Staffing and Other Resources in his or her capacity as an employee of BC Partners or any of its affiliates, as the case may be.
4.    Compensation
In consideration of BC Partners providing the Staffing and Other Services and performing its obligations hereunder during the term of this Agreement, MLC shall pay the Service Fee and the Equity Compensation as described below. After the end of each quarter, MLC shall reasonably cooperate with BC Partners to provide BC Partners with such information that is necessary so that BC Partners can deliver to MLC an invoice for the Service Fee. MLC will, or will cause one or more of its subsidiaries (excluding Ability), to pay the Service Fee within thirty (30) days of receipt of such invoice. The Service Fee shall be paid in U.S. dollars, unless the Parties otherwise agree to settle all or any portion of the Service Fee, from time to time, in securities of MLC.
“Service Fee” means an amount per annum equal to the applicable Fee Rate, as set forth on Exhibit A-1, multiplied by the total amount of fee-earning assets under management by MLC and its subsidiaries (“Fee-Earning AUM”), calculated quarterly, consistent with Exhibit A-2 (as the same may be supplemented, amended or modified from time to time by mutual agreement of MLC and BC Partners), and otherwise based on the average of Fee-Earning AUM as of such quarter end and as of the immediately prior quarter end and payable quarterly in arrears.
“Equity Compensation” means one or more equity awards that MLC and BC Partners may agree to from time to time, which equity awards may include restricted share grants,

warrants or other forms of equity awards pursuant to award agreements entered into from time to time by MLC, on the one hand, and BC Partners or one of more of its designees, on the other hand.
5.    Notices
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
6.    Relationship between the Parties
Nothing set forth in this Agreement shall constitute, or be construed to create, an employment relationship, a partnership, a joint venture or any other kind of relationship or association between the Parties.
Except as expressly provided herein or in any other written agreement between the Parties, no Party has any authority, express or implied, to bind or to incur liabilities on behalf of, or in the name of, any other Party.
When acting in its capacity as a service provider to MLC pursuant to this Agreement, BC Partners shall be an independent contractor, and BC Partners shall have no obligations or duties (fiduciary or otherwise) other than its express contractual obligations as set forth in this Agreement. BC Partners may use affiliates and third-party service providers in the ordinary course, provided it remains responsible for the performance of its contractual obligations under this Agreement.
7.    Confidential Information
The Parties shall treat the terms and conditions of this Agreement and all information and Records provided by each Party to the other Party hereto regarding its business and operations (“Confidential Information”) as strictly confidential. Except as may be required in carrying out this Agreement and its obligations hereunder, all such Confidential Information shall not be disclosed to any third party without the prior consent of the providing Party unless such information (i) comes into the public domain other than through breach of this Agreement by the Party receiving Confidential Information, (ii) is required to be disclosed by applicable law, by any court of competent jurisdiction or with oversight of a Party or any of its affiliates or is requested or required by any governmental or regulatory body asserting jurisdiction or (iii) is required to be disclosed by the rules of a securities exchange on which such Party or any of its affiliates’ securities may from time to time be listed or the U.S. Securities and Exchange Commission (“SEC”). For the avoidance of doubt, nothing herein is intended to or shall be interpreted as preventing or prohibiting any person from engaging with or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the SEC, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In the event that a Party or any of its representatives becomes legally compelled to disclose any such Confidential Information or documents referred to in this Section 7, such Party shall, to the extent reasonably practicable, provide the other Party with prompt written notice before such disclosure, sufficient to enable the other Party either to seek a protective order, at its expense, or another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 7, or both.
Within 60 days of the termination of this Agreement for any reason, if so requested, each Party shall return to the other Party all materials in whatever form containing any Confidential Information (including any copies thereof) of such other Party; provided that such Confidential Information (or copies thereof) may be retained to the extent a part of that Party’s required records pursuant to its document retention policy or as required by applicable law. The confidentiality obligations provided herein shall survive for a period of two years after the date of termination or expiration of this Agreement.
8.    Representations and Warranties
Each Party represents and warrants to the other Party as follows: (i) it is duly formed or incorporated, validly existing and in good standing under the laws of its state of formation or incorporation, (ii) this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (x) bankruptcy, insolvency (including fraudulent conveyance law), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (y) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), (iii) the execution and delivery of this Agreement and performance of its obligations herein will not constitute a breach of, or default under, its governing documents or any material contract to which it is a party or by which it is bound, or any order, rule or regulation applicable to it and (iv) it has duly observed and complied with all applicable laws, and all applicable rules and regulations thereunder, in each case in all material respects, to the extent relating to the conduct of its business and its assets except where the failure to do so would not reasonably be expected to result in a material adverse effect upon the performance by it of its obligations under, or on the validity or enforceability of this Agreement.
9.    Limitation of Liability; Indemnification; Force Majeure
The obligations of each of the Parties with respect to the subject matter in this Agreement shall be confined to those expressly set forth in this Agreement.
BC Partners (and its and any of its affiliates’ members, partners, equityholders, managers, directors, officers, employees, agents, representatives, controlling persons and any other person or entity affiliated with it (collectively, “Related Parties”)) shall not be liable to MLC or any of its subsidiaries for any action taken or omitted to be taken by BC Partners or any other Related Party in connection with this Agreement, the performance of any obligations under this Agreement or otherwise as a service provider to MLC or any of its subsidiaries, and MLC shall, and shall cause each of its subsidiaries (other than Ability) to, indemnify, defend, protect and provide advancement to (so long as a written undertaking is provided to reimburse any such advanced amounts to the extent it is subsequently determined that there is no entitlement to indemnification with respect to such amounts) BC Partners and each of the other Related Parties

(each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any Indemnified Party in connection with, by reason of, arising out of or otherwise (including for the avoidance of doubt in connection with any pending, threatened or completed action, suit, investigation or other proceeding, including an action or suit by or in the right of MLC or its stockholders or a subsidiary of MLC) based upon this Agreement, the performance of any obligations under this Agreement or any action taken or omitted to be taken by BC Partners or any other Related Party as a service provider to MLC or any of its subsidiaries. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect any Indemnified Party against, or entitle or be deemed to entitle any Indemnified Party to indemnification in respect of, any liability to MLC or any of its subsidiaries to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s fraud, willful misconduct, bad faith or gross negligence in the performance of BC Partner’s obligations under this Agreement.
BC Partners may, in its performance of this Agreement, consult with legal counsel and accountants, and any act or omission by BC Partners in good faith reliance upon, and in accordance with, the advice of such legal counsel or accountants shall be full justification for any such act or omission, and BC Partners shall be fully protected for such acts and omissions; provided, that such legal counsel or accountants were selected with reasonable care.
In no event shall any Party be liable for or in respect of any delays, errors, losses or damages to the extent incurred by acts of God, natural disasters, labor strikes, fire, mechanical breakdowns, civil disturbances, acts or regulations of civil or military authority, or prolonged failure of the mails, transportation, communication or power supply or similar force majeure events or circumstances.
10.    Effect of Waiver or Consent
A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations with respect hereto shall not constitute a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party with respect hereto. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default with respect hereto, irrespective of how long that failure continues, shall not constitute a waiver by that Party of its rights with respect to that default until the applicable limitations period has expired.
11.    Amendments
Except as otherwise expressly provided in this Agreement with respect to Exhibit A-2, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by each of the Parties.
12.    Assignment

This Agreement is not assignable by any Party without the prior written consent of the other Parties. Any purported assignment of this Agreement in violation of its terms shall be void ab initio.
13.    Binding Effect
This Agreement shall be binding on and inure to the benefit of the Parties, and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the Parties, and no other person shall have any rights, benefits or remedies by reason of this Agreement, nor shall any Party owe any duty or obligation whatsoever to any such person (other than the other Party) by virtue of this Agreement.
14.    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL
This Agreement shall be construed in accordance with the laws of the State of Delaware. Any legal action or other proceeding brought for the enforcement of this Agreement or because of an alleged breach, dispute, default or misrepresentation regarding any provision of this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware located in New Castle County, Delaware), and each Party irrevocably submits to the jurisdiction of each such court in any such proceeding, and waives any objection it may now or after the date of this Agreement have to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each Party (i) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) certifies that it makes this waiver voluntarily and (iii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 14.
15.    Severability
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall be interpreted to give effect to the intent of the Parties manifested thereby.
16.    Counterparts
This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile or electronic mail, and any such counterpart executed and delivered via facsimile transmission or via electronic mail will be deemed an original for all intents and purposes.

17.    Interpretation
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
18.    Other Activities
It is acknowledged and agreed that BC Partners engages in a range of activities and nothing in this Agreement shall be construed to require BC Partners to devote a particular amount of time to the affairs of MLC, but shall devote such of its time to MLC as it shall, in its reasonable discretion, determine to be necessary to perform its obligations in accordance with the express terms of this Agreement. BC Partners and its affiliates may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others.

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    IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

MOUNT LOGAN CAPITAL INC.

By:         /s/ Nikita Klassen
    Name: Nikita Klassen
    Title: CFO and Corporate Secretary

BC PARTNERS ADVISORS L.P.

By:         /s/ Ted Goldthorpe
    Name: Ted Goldthorpe
    Title: Authorized Signatory

Signature Page to Servicing Agreement